                                                                     Exhibit 5.1
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                               FAX: (212) 310-8007


                               September 26, 2002

ICON Health & Fitness, Inc.
1500 South 1000 West
Logan, Utah 84321

Ladies and Gentlemen:

     We have acted as counsel to ICON Health & Fitness, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, Registration No. 333-89440 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $155,000,000 aggregate principal amount of the Company's 11.25% Senior Notes due 2012 (the "Notes").

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture dated as of April 9, 2002, between the Company and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Notes will be issued (the "Indenture"), the form of the Notes attached as an exhibit to the Indenture filed as Exhibit 4.1 to the Registration Statement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes are duly authorized, and, when duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms

ICON Health & Fitness, Inc.
September 26, 2002
Page 2


of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.

     The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                Very truly yours,


                                /s/ Weil, Gotshal & Manges LLP